Ex. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-181402, 333-126459 and 333-111716) and Form S-8 (No. 333-186498, 333-151806, 333-134386, 333-126427, 333-126425, 333-104360, 333-62862, 333-53714, 333-33345 and 333-64231) of Syntroleum Corporation of our reports dated March 15, 2013, relating to our audits of the consolidated financial statements, and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Syntroleum Corporation for the year ended December 31, 2012.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

March 15, 2013